Exhibit 10.5

1 Amount of Loan 1 1 1 1 Fund for 2 Use of Fund 4 Guaranteed by Credit Guaranty Association Name of Credit Guaranty Association Guarantee number: (Place on top of the amount) (To be deleted with slant if not guaranteed) Final repayment date 1 Year Month Day 5 Repayment Schedule (1) The initial and final repayment are to be as follows: Rate of Bank Damages Interest Rate 3 % per annum 14% p.a. (To be calculated for actual number of days on a 365-day year basis) 1 Year Month Day 1111 Initial repayment amount 1 1 1 1 Initial repayment date Final payment =aunt (2) The repayment from the second repayment (excluding the final repayment) are scheduled as 6 8 Second repayment month 1 Year Month 1 11 1 Pay period III Every-months Amount of repayment for each time 1 1 1 1 1 1 1 1 1 Pay period I I Every-months Amount t of repayment for each time 1 1 1 1 1 1 1 1 1 Pay period 1 By Yr, 1 Month Every-months Amount of repayment for each time 1 1 1 1 1 1 1 1 1 Pay period III Every-months Amount of repayment for each time 1 1 1 1 1 1 1 1 1 Revenue Stamp LOAN AGREEMENT Date: May 10, 2013 To: The Bank of Tokyo-Mitsubishi UFJ, Ltd. Address Central Building 8F Kayobashi 1-1-5, Chuo-Ku /s/ Natsuo Watase, Tokyo 104-0031 Japan President Seal Borrower Calgon Carbon Japan KK Address Guarantor (Rental Hoshonin) Address Seal Guarantor (Rental Hoshonin) The borrower hereby executes this Loan Agreement set forth with your bank, based on the acknowledgement of each provision of the Agreement on Bank Transactions which the borrower separately tendered to your bank. Article 1 (Loan) The borrower has been provided with a loan for which details are as follows: Pay period Every-months Amount of repayment for each time By Yr, Month 4, 111 1 1 1 11 4 1 1 1 1 Pay period By Yr, 1 Month Every-months Amount of repayment for each time 1 1 1 1 1 1 1 1 1 Pay period By Yr, Month I I I Every-months Amount of repayment for each 1 1 1 1 1 1 time II Pay period on ByYr,1 1 Month Every-months Amount of repayment for each time 1 1 1 1 1 1 1 1 1 Pay period By Yr, 1 1 Month Every-months Amount of repayment for each time 1 1 1 1 1 1 1 1 1 (3) Each repayment date for the above (2) shall be ( ) of the month. (4) If repayment dates for the above (1) and (2) fall on holidays, the following date shall be selected by deleting needless dates. I. Business day before holiday 12. Business day following holiday 13. Business day following holiday. but if it is over the month-end. previous business day 6 Interest Payment Schedule (1) Interest payment dates shall be a drawdown date and dates corresponding to a date specified in the preceding (3) in every Payment ( ) months, and an interest amount for a period from a drawdown date (from the 2nd payment, a date following each interest Schedule payment date) to the next interest payment date (the final date shall be the final repayment date) shall be paid in advance. (2) The preceding (4) shall apply in case where each interest payment date falls on holiday. 7 Deposit Account for repayment Your Bank current / Account number Account holder's name Br. ordinary

Article 2 (Partial Accelerated Repayment)

In the event that the borrower executes a partial accelerated repayment, unless otherwise requested, the borrower shall continue to make the subsequent repayment pursuant to the schedule provided in the preceding article, and the final repayment date shall be moved up to the otherwise preceding repayment date.

Article 3 (Withdrawal of Principal and/or Interest from Deposit Account)

(A) With regard to the principals payable by the borrower, your Bank may debit from the deposit account for repayment specified in Article 1-7 such amount payable by the borrower and appropriate it to such principal repayment on the contracted repayment date.

Notwithstanding any provisions specified in the rules for current deposit, ordinary deposit, multipurpose deposit accounts, the submission of checks, passbook and withdrawal slip for ordinary deposit and multi-purpose deposit accounts may be omitted.

If the outstanding balance in the deposit account for repayment fall short of the amount to be repaid on the repayment date,your Bank may, at any time, handle the repayment process in the same manner, when the balance subsequently reaches the amount to be repaid.

(B) Your Bank may debit from the account for repayment any amount payable by the borrower, including interests, damages or other fees related to this loan, mutatis mutandis to this Article 3-(A).

(C) The borrower will follow your Bank’s instructions if methods specified in this Article 3-(A) or (B) are not adopted.

Article 4 (Burden of Expenses)

The borrower will bear any and all expenses incurred in relation to the preparation of this Certificate and deed specified in Article 6, disposal of collaterals, and this Agreement.

Article 5 (Guarantee)

i.                  The guarantor (“Rentai Hoshonin”) shall owe obligations on guarantees jointly and severally (“Rentai Hosho”) with the borrower for any and all obligations owed by the borrower under this Agreement, and, in the performance thereof, shall abide by each provisions of the Agreement on Bank Transactions separately tendered by the borrower to your Bank and this Agreement.

ii.               The Rentai Hoshonin shall not claim immunity against changes or cancellation of collaterals or other guarantees made by your Bank at your Bank’s own convenience.

iii.            The Rentai Hoshonin shall not offset any debts with deposits or any other credits the borrower has against your Bank.

iv.           The Rentai Hoshonin shall not exercise its rights obtained from your Bank in subrogation by performing obligations on guarantees if transactions between the borrower and your Bank continue without consent of your Bank. If your Bank so demands, the Rentai Hoshonin shall assign its rights or ranks to your Bank without any consideration thereof.

v.              If the Rentai Hoshonin tenders or may tender in future guarantees on obligations owed by the borrower other than this guarantee, total amount of guarantees shall be an aggregate amount of these guarantees, unless otherwise specifically agreed, and other guarantees shall not be affected by this guarantee.

The English translation of this Loan Agreement is prepared solely for the purpose of convenience, and is superseded by the Japanese text. All questions that may arise within or without courts of law in regard to the meaning of the words, provisions, and stipulations of the following agreement shall be decided in accordance with the Japanese agreement.

Article 6 (Preparation of Notarial Deed)

If your Bank so demands, the borrower and Rentai Hoshonin shall forthwith make necessary arrangement to prepare a notarial deed authorizing compulsory execution regarding obligations under this Agreement.

Article 7 (Rivision of the Interset Rate)

Your Bank and the borrower may demand the rivision of the Interset Rate (specified in Article 1-3) each other in situations such as follows:

In the event of a change in the condition of financial market

In cases other than above, when a reasonable reason to revise the Interest Rate exists.

(Special Agreement)

(Seal)

(Reference) Irrespective of regular year or leap year, interest shall be calculated using a formula shown on the right.	Principal (unit of calc. of int.: ¥100) x days x annual rate = Interest (rounding down less than ¥1) 365